                                                                   EXHIBIT 10.23

                                CREDIT AGREEMENT

         THIS AGREEMENT is entered into as of February 6, 2001, by and between DOT HILL SYSTEMS CORP.,a New York corporation ("Dot Hill") and SILICON ALLEY MANAGEMENT, INC., a Delaware corporation ("Silicon Alley," and together with Dot Hill, the "Borrowers"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

         Borrowers have requested that Bank extend or continue credit to Borrowers as described below, and Bank has agreed to provide such credit to Borrowers on the terms and conditions contained herein.

         NOW,THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrowers hereby agree as follows:

                                   ARTICLE 1
                                  CREDIT TERMS

     SECTION 1.1       LINE OF CREDIT.

     (a) LINE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to either Borrower from time to time up to and including December 31, 2002, not to exceed at any time the aggregate principal amount of Fifteen Million Dollars ($15,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrowers' working capital requirements. Borrowers' obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

     (b) LETTER OF CREDIT SUBFEATURE. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby and/or sight commercial letters of credit for the account of either Borrower to finance the procurement of material and services (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed One Million Dollars ($1,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by a Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each draft paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrowers in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid, then Borrowers shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrowers, at the rate of interest applicable to advances under the Line of Credit. In such event Borrowers agree that Bank, in its sole discretion, may debit any account maintained by either Borrower with Bank for the amount of any such draft.

     (c) BORROWING AND REPAYMENT. Each Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

     (d) RESERVATION OF FOREIGN EXCHANGE "DELIVERY LIMIT." The largest aggregate outstanding principal amount of Borrowers' foreign exchange contracts (entered into by Bank as set forth in Section 1.2 below) which will mature during any single two (2) day period shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.

     (e) RESERVATION OF BUSINESS MASTERCARD LINE. The principal balance outstanding under Dot Hill's Business MasterCard Line with Bank shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.

     SECTION 1.2       FOREIGN EXCHANGE FACILITY.

     (a) FOREIGN EXCHANGE FACILITY. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrowers a facility (the "Foreign Exchange Facility") under which Bank, from time to time up to and including December 31, 2002, will enter into foreign exchange contracts for the account of either Borrower for the purchase and/or sale by a Borrower in United States dollars of foreign currencies designated by such Borrower, provided however, that the maximum amount of all outstanding foreign exchange contracts shall not at any time exceed an aggregate of Five Million United States Dollars (US$5,000,000.00). No foreign exchange contract shall be executed for a term in excess of twelve (12) months or for a term which extends beyond December 21, 2002. Borrowers shall have a "Delivery Limit" under the Foreign Exchange Facility not to exceed at any time the aggregate principal amount of One Million Five Hundred Thousand United States Dollars (US$1,500,000.00), which Delivery Limit reflects the maximum combined principal amount of each Borrower's foreign exchange contracts which may mature during any two (2) day period. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement, substantially in the form of Exhibit B attached hereto ("Foreign Exchange Agreement"), all terms of which are incorporated herein by this reference.

     (b) SETTLEMENT. Each foreign exchange contract under the Foreign Exchange Facility shall be settled on its maturity date by Bank's debit to any deposit account maintained by either Borrower with Bank.

     (c) LIMITATION ON AVAILABILITY OF FOREIGN EXCHANGE FACILITY. Notwithstanding anything to the contrary contained herein, Bank shall not enter into foreign exchange contracts for the account of either Borrower if and to the extent that the sum of the aggregate principal balance outstanding under the Line of Credit (including the undrawn amount of any Letters of Credit) plus the amounts described in subsections (d) and (e) of Section 1.1 above exceeds Fifteen Million Dollars ($15,000,000.00).

     SECTION 1.3       INTEREST/FEES.

     (a) INTEREST. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument executed in connection therewith.

     (b) COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days closed. Interest shall be payable at the times and place set forth in each promissory note or other instrument required hereby.

     (c) UNUSED COMMITMENT FEE. Borrowers shall pay to Bank a fee equal to one-quarter percent (.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a monthly basis by Bank and shall be due and payable by Borrowers in arrears within thirty (30) days after each billing is sent by Bank.

     (d) LETTER OF CREDIT FEES. Borrowers shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

     SECTION 1.4       COLLATERAL.

     As security for all indebtedness of Borrowers to Bank subject hereto, Dot Hill hereby grants to Bank security interests of first priority in Dot Hill's 10671900 Account No. Investment Management Account, maintained with Wells Capital Management Inc.

     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrowers shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

     Each Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrowers to Bank subject to this Agreement.

     SECTION 2.1 LEGAL STATUS. Dot Hill is a corporation, duly organized and existing and in good standing under the laws of the State of New York. Silicon Alley is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware. Each Borrower is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on such Borrower.

     SECTION 2.2 AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of each Borrower or the party which executes the same, enforceable in accordance with their respective terms.

     SECTION 2.3 NO VIOLATION. The execution, delivery and performance by each Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of such Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which such Borrower is a party or by which such Borrower may be bound.

     SECTION 2.4 LITIGATION. There are no pending, or to the best of either Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of either Borrower other than those disclosed by Borrowers to Bank in writing prior to the date hereof.

     SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Dot Hill dated June 30, 2000, a true copy of which has been delivered by Dot Hill to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Dot Hill, (b) discloses all liabilities of Dot Hill that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Dot Hill, nor has Dot Hill mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

     SECTION 2.6 INCOME TAX RETURNS. Neither Borrower has any knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

     SECTION 2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which either Borrower is a party or by which either Borrower may be bound that requires the subordination in right of payment of any of either Borrower's obligations subject to this Agreement to any other obligation of either Borrower.

     SECTION 2.8 PERMITS, FRANCHISES. Each Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

     SECTION 2.9 ERISA. Each Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); neither Borrower has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by such Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by either Borrower; each Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 2.10 OTHER OBLIGATIONS. Neither Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     SECTION 2.11 ENVIRONMENTAL MATTERS. Except as disclosed by Borrowers to Bank in writing prior to the date hereof, each Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of such Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of either Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                   ARTICLE 3
                                   CONDITIONS

     SECTION 3.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

     (a) APPROVAL OF BANK COUNSEL. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

     (b) DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

      (i) This Agreement and each promissory note or other instrument required hereby.
      (ii)  Security Agreement: Securities Account.
      (iii) Securities Account Control Agreement.
      (iv)  Addendum to Security Agreement: Securities Account.
      (v)   Statement of Purpose (form U-1) for Dot Hill.
      (vi)  Authorization for Foreign Exchange Transactions for Dot Hill.
      (vii) Authorization for Foreign Exchange Transactions for Silicon Alley.
      (viii) Foreign Exchange Agreement for Dot Hill.
      (ix)  Foreign Exchange Agreement for Silicon Alley.
      (x)   Corporate Borrowing Resolution for Dot Hill.
      (xi)  Corporate Borrowing Resolution for Silicon Alley.
      (xii) Certificate of Incumbency for Dot Hill.
      (xiii) Certificate of Incumbency for Silicon Alley.
      (xiv) Such other documents as Bank may require under any other Section of this Agreement.

     (c) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of either Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of either Borrower.

     (d) INSURANCE. Borrowers shall have delivered to Bank evidence of insurance coverage on all of each Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

     SECTION 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrowers hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

     (a) COMPLIANCE. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.

     SECTION 3.3 CONDITION SUBSEQUENT. As a condition subsequent to the effectiveness of this Agreement, Dot Hill shall transfer all of its primary operating accounts to Bank within sixty (60) days of executing this Agreement.

                                   ARTICLE 4
                              AFFIRMATIVE COVENANTS

     Each Borrower covenants that so long as Bank remains committed to extend credit to Borrowers pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrowers to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrowers subject hereto, each Borrower shall, unless Bank otherwise consents in writing:

     SECTION 4.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

     SECTION 4.2 ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of each Borrower.

     SECTION 4.3 FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

     (a) not later than 90 days after and as of the end of each fiscal year, an audited financial statement of each Borrower, prepared by a certified public accountant acceptable to Bank, to include a balance sheet, an income statement, a statement of cash flow, and all footnotes;

     (b) not later than 90 days after and as of the end of each fiscal quarter, a financial statement of Dot Hill prepared by Dot Hill, to include a balance sheet, an income statement, a statement of cash flow, and all footnotes;

     (c) not later than 90 days after and as of the end of each fiscal quarter, an updated operating plan of Dot Hill;

     (d) from time to time such other information as Bank may reasonably request.

     SECTION 4.4 COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which each such Borrower is organized and/or which govern each such Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to each such Borrower and/or its business.

     SECTION 4.5 INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of each such Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

     SECTION 4.6 FACILITIES. Keep all properties useful or necessary to each such Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as either Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event such Borrower is obligated to make such payment.

     SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against either Borrower.

     SECTION 4.9 FINANCIAL CONDITION. Maintain Dot Hill's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definition herein): Net income after taxes not less than $1.00, determined as of December 31, 2001.

     SECTION 4.10 NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of either Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which either Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting either Borrower's property.

     SECTION 4.11 DEPOSIT ACCOUNTS. Dot Hill shall maintain all of its primary operating accounts with Bank (after such accounts have been transferred to Bank pursuant to Section 3.3 above).

                                   ARTICLE 5
                               NEGATIVE COVENANTS

     Each Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrowers to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrowers subject hereto, neither Borrower shall, without Bank's prior written consent:

     SECTION 5.1 USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

     SECTION 5.2 MERGER. Merge into or consolidate with any other entity.

                                   ARTICLE 6
                                EVENTS OF DEFAULT

     SECTION 6.1 The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) Borrowers shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by either Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which either Borrower has incurred any debt or other liability to any person or entity, including Bank.

     (e) The filing of a notice of judgment lien against either Borrower; or the recording of any abstract of judgment against either Borrower in any county in which such Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of either Borrower; or the entry of a judgment against either Borrower.

     (f) Either Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; either Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against either Borrower, or either Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or either Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against either Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

     (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrowers of their obligations under any of the Loan Documents.

     (h) The dissolution or liquidation of either Borrower; or either Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower.

     (i) Any change in ownership during the term of this Agreement of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower.

     SECTION 6.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrowers under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                   ARTICLE 7
                                  MISCELLANEOUS

     SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

      BORROWERS: Dot Hill Systems Corp.
                 6305 El Camino Real
                 Carlsbad, CA 92004

                 Silicon Alley Management, Inc.
                 103 Foulk Road #260
                 Wilmington, DE 19803

      BANK:      WELLS FARGO BANK, NATIONAL ASSOCIATION
                 San Diego RCBO
                 401 B Street Suite 2201
                 San Diego, CA 92101

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS' FEES. Borrowers shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents to a maximum of $2,500.00, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to either Borrower or any other person or entity.

     SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that neither Borrower may assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, either Borrower or its business, or any collateral required hereunder.

     SECTION 7.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrowers and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

     SECTION 7.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 7.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 7.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

     SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     SECTION 7.11 ARBITRATION.

     (a) ARBITRATION. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

     (b) GOVERNING RULES. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C.
Section 91 or any similar applicable state law.

     (c) NO WAIVER OF PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

     (d) ARBITRATOR QUALIFICATIONS AND POWERS. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (e) DISCOVERY. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

     (f) CLASS PROCEEDINGS AND CONSOLIDATIONS. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

     (g) PAYMENT OF ARBITRATION COSTS AND FEES. The arbitrator shall award all costs and expenses of the arbitration proceeding.

     (h) REAL PROPERTY COLLATERAL; JUDICIAL REFERENCE. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     (i) MISCELLANEOUS. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     SECTION 7.12 JOINT AND SEVERAL LIABILITY

     (a) Each Borrower has determined and represents to Bank that it is in its best interests and in pursuance of its legitimate business purposes to induce Bank to extend credit pursuant to this Agreement. Each Borrower acknowledges and represents that its business is related to the business of the other Borrower, the availability of the commitments provided for herein benefits both Borrowers, and advances and other credit extensions made hereunder will be for and inure to the benefit of Borrowers, individually and together.

     (b) Each Borrower has determined and represents to Bank that it has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair saleable value in excess of its debts, after giving effect to any rights of contribution or subrogation which may be available to such Borrower, and each Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts as such debts mature.

     (c) Each Borrower agrees that it is jointly and severally liable to Bank for, and each Borrower agrees to pay to Bank when due the full amount of, all indebtedness now existing or hereafter arising to Bank under or in connection with each credit subject hereto and all modifications, extensions and renewals thereof, including without limitation all interest which accrues thereon and all fees, costs and expenses chargeable to Borrowers or either of them in connection therewith. The obligations of Borrowers to Bank for each credit subject hereto shall be in addition to any obligations of Borrowers to Bank under any other agreement heretofore or hereafter given to Bank unless said other agreement is expressly modified or revoked in writing, and this Agreement shall not, unless expressly herein provided, affect or invalidate any such other agreement.

     (d) The liability of each Borrower for each credit subject hereto shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account thereof is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

     (e) Each Borrower authorizes Bank, without notice to or demand on such Borrower, and without affecting such Borrower's liability for each credit subject hereto, from time to time to: (a) alter, compromise, extend, accelerate or otherwise change the time for payment of; or otherwise change the terms of, the liabilities and obligations of the other Borrower to Bank on account of any credit subject hereto; (b) take and hold security from the other Borrower for the payment of any credit subject hereto, and exchange, enforce, waive, subordinate or release any such security; (c) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement or deed of trust, as Bank in its discretion may determine; (d) release or substitute any one or more of the endorsers or any guarantors of any credit subject hereto, or any other party obligated thereon; and (e) apply payments received by Bank from the other Borrower to indebtedness of such other Borrower to Bank other than the credits; subject hereto.

     (f) Each Borrower represents and warrants to Bank that it has established adequate means of obtaining from the other Borrower on a continuing basis financial and other information pertaining to the other Borrower's financial condition, and each Borrower agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect its risks hereunder. Each Borrower further agrees that Bank shall have no obligation to disclose to it any information or material about the other Borrower which is acquired by Bank in any manner.

     (g) Each Borrower waives any right to require Bank to: (i) proceed against the other Borrower or any other person; (ii) proceed against or exhaust any security held from the other Borrower or any other person; (iii) pursue any other remedy in Bank's power; (iv) apply payments received by Bank from the other Borrower to any credit subject hereto; or (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any credit subject hereto.

     (h) Each Borrower waives any defense to its liability for any credit subject hereto based upon or arising by reason of: (i) any disability or other defense of the other Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liability of the other Borrower for the credits subject hereto; (iii) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of the other Borrower or any defect in the formation of the other Borrower; (iv) the application by the other Borrower of the proceeds of any credit subject hereto for purposes other than the purposes intended or understood by Bank or Borrowers; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of the other Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against the other Borrower; (vi) any impairment of the value of any interest in any security for the credits subject hereto, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vii) any modification of the obligations or liabilities of the other Borrower for any credit subject hereto, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of either Borrower for any credit subject hereto, including increase or decrease of the rate of interest thereon. Until each credit subject hereto and all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, neither Borrower shall have any right of subrogation. Each Borrower waives all rights and defenses it may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for the credits subject hereto, destroys its rights of subrogation or its rights to proceed against the other Borrower for reimbursement, or (B) any loss of rights it may suffer by reason of any rights, powers or remedies of the other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging either Borrower's indebtedness for the credits subject hereto, whether by operation of Sections 726 or 580d of the Code of Civil Procedure as from time to time amended, or otherwise. Until the credits subject hereto and all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, each Borrower waives any right to enforce any remedy which Bank now has or may hereafter have against the other Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

DOT HILL SYSTEMS CORP.                             WELLS FARGO BANK,
                                                       NATIONAL ASSOCIATION
By: /s/ JAMES LAMBERT
    --------------------------------------
     James Lambert                                 By: /s/ BRIAN P. CHAMBERS
     President and Chief Executive Officer             ---------------------
                                                        Brian P. Chambers
                                                        Vice President

By: /s/ PRESTON ROMM
    --------------------------------------
     Preston Romm
     Vice President, Finance and CFO


SILICON ALLEY MANAGEMENT, INC.

By: /s/ BENJAMIN MONDERER
    --------------------------------------
     Benjamin Monderer
     President


By: /s/ PRESTON ROMM
    --------------------------------------
     Preston Romm
     Vice President and Secretary